Series D Preferred Offering Issuer Free Writing Prospectus Dated May 17, 2016 Filed Pursuant to Rule 433 Registration Statement No. 333-208953 Relating to Preliminary Prospectus Supplement Filed with the SEC May 16, 2016 to Prospectus Dated February 1, 2016

Legal Disclaimer Forward-Looking Statements: This presentation may include forward-looking statements within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934. These forward-looking statements include comments with respect to our objectives and strategies, and the future results of our operations and our business. By their nature, these forward-looking statements involve numerous assumptions, uncertainties and descriptions of opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers of this presentation not to place undue reliance on these forward-looking statements as a number of factors could cause our future results to differ materially from these statements. Any results or performance implied by forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions as well as those factors delineated under the caption “Risk Factors” in our preliminary prospectus and our Forms 10-Q and Form 10-K, as filed with the SEC. Therefore, we caution that the foregoing list is not exhaustive. When relying on forward-looking statements to make decisions, investors should carefully consider the aforementioned factors as well as other uncertainties and events. Past or Present Performance Disclaimer: This presentation includes information regarding past or present performance of the Company. Please note, past or present performance is not a guarantee of future performance or future results.

Gladstone Commercial Corporation [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC]

Offering Summary Securities:Series D Cumulative Redeemable Preferred Stock Liquidation Preference:$25.00 Dividend Rate:6.75% - 7.00% Dividend Frequency:Declared Quarterly and Payable Monthly Listing:NASDAQ Global Select Market (“NASDAQ”) (Expected) Symbol:"GOODM" (Expected) Issue Rating:BBB (1) Use of Proceeds:Redemption of preferred equity, repayment of debt and general corporate purposes Placement Agent:CSCA Capital Advisors, LLC (1) Credit rating assigned by Egan-Jones Ratings Company. 3

Company Overview Gladstone Commercial Corporation (“Gladstone” or the “Company”) is a publicly owned Real Estate Investment Trust (“REIT”) having completed its IPO in 2003 and listed on the NASDAQ (Ticker: GOOD) The Company invests in single tenant and anchored multi-tenant net leased assets Gladstone has acquired over 11 million square feet of principally office and industrial real estate nationwide Diversified portfolio of 99 properties in 24 states leased to 86 different tenants in 19 industries The Company is led by a highly-experienced leadership team with over 150 years of combined experience Through its credit-focused investment process, the Company seeks to partner with a variety of tenants; from middle market private businesses to investment grade rated companies Note: As of 3/31/16 Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Gladstone Commercial’s Investment Philosophy Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview Acquire single-tenant, or anchored multi-tenant, NNN office and industrial properties Create stabilized income streams in favorable growth markets Actively manage the portfolio Stable cash flow and distributions Long term leases matched with long term, fixed-rate debt

Gladstone Commercial Overview IPO: 2003 (NASDAQ:GOOD) BBB+ Company credit rating(1) Market Capitalization: $344mm(2) Enterprise Value: $951mm(3) Offices: DC (headquarters) and LA Common stock annual distribution per share: $1.50 Monthly distributions No missed or cut cash distributions since inception Portfolio summary # of Properties 99 Square feet (mm) 11.0 Occupancy 97.5% States 24 Tenants 86 Industries 19 Annual rental income (LTM 3/31/16) ($mm) $82.3 FFO per Common Share (LTM 3/31/16) ($) $1.55 Average Lease Term 8.3 years Rating assigned by Egan–Jones Rating Company. Reflects 23.4mm fully diluted shares at an average stock price of $14.72 for Q1 2016. Reflects Market Capitalization plus $518mm of outstanding indebtedness less $5.0mm cash & cash equivalents as of 3/31/2016 plus $94mm of market value of preferred securities based on average trading prices for Q1 2016 for each of the Series A, Series B, and Series C preferred. Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

NNN Leases Minimize Landlord’s Expense Exposure Annual rent increases and reimbursed expenses minimize inflation risk Consistent cash flows Yields are higher than comparable bonds of tenants and residual value of the asset adds benefit Most net leased properties are 100% occupied by a single tenant, generating full utilization of the asset Net leased (“NNN”) properties are real estate assets with leases stipulating the tenant pays rent and all operating expenses, thus minimizing expense exposure for the landlord. Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Significant Growth & Diversification Since 2010 12/31/10 3/31/16 Variance Total assets ($mm) $411 $811 $400 Properties 65 99 34 Tenants 52 86 34 Square feet (mm) 6.8 11.0 4.2 Occupancy 97.2% 97.5% 0.3% Rental Revenue From Top 5 tenants ($mm) $10.0 $15.9(1) $5.9 % of Total Rental Revenue 24.2% 19.3% -4.9% Revenues (LTM) ($mm) $41.9 $85.4 $43.5 FFO (LTM) ($mm) (2) $14.1 $35.0 $20.9 Net Total Debt / Enterprise Value 58.9% 54.0% -4.9% Net Total Debt + Preferred / Enterprise Value 70.0% 63.8% -6.2% Fixed Charge Coverage(3) 1.5x 2.1x 0.6x GOOD Portfolio Progress Grew a diverse portfolio Revenue and cash flow growth Improved capital structure Annualized See the reconciliation of FFO to Net Income in the Appendix. Fixed charges include interest expense and preferred dividends and excludes debt principal payments. Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Investment Strategy [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC]

Proven Strategy of Underwriting Real Estate and Tenant Strength Tenant strength Tenants come from diverse array of industries Each tenant’s credit underwritten to Gladstone standards, developed over decades of middle market corporate lending, investing and buyouts through affiliated funds Emphasis on tenant’s ability to weather economic downturns Target growth markets across the US Accumulate assets in specific markets to create valuable portfolios Target submarket emphasis is in the path of growth Real estate markets positioned for growth Superior quality assets with flexible configurations Properties that are critical to tenant’s business Single tenant and anchored multi-tenant industrial, office and medical office NNN lease with 7+ years remaining Real estate asset quality $5mm – $50mm Type: 3rd party acquisition, sale-leaseback, build-to-suit JV and build-to-suit forward purchase Transaction focus Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Gladstone Has Achieved Consistent and Disciplined Growth Historical Investment Volume ($000) JCIM – industrial ViaSat – office Delta Credit Union - office 536K SF Monroe, MI Acquired 12/14 GAAP cap rate: 8.2% 100K SF Englewood, CO Acquired 12/13 GAAP cap rate: 8.2% 78K SF Atlanta, GA Acquired 7/15 GAAP cap rate: 9.9% Invested in 7 growth markets at a 9.0% average cap rate Invested in 4 growth markets at an 8.6% average cap rate Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Portfolio Overview [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC]

Portfolio Overview Geographic diversity 99 properties across the U.S. located in 24 states Focus on secondary growth markets with higher yields Current occupancy 97.5% 4% of projected rents expiring from 2016-2019 Only one credit loss since inception High occupancy Tenant and property diversity Diverse base of 19 different industries and primarily office and industrial property types Focus on mid-size tenants occupying properties ranging from 30-150K SF (office) and 75-500K SF (industrial) Sell non-core assets Re-deploy proceeds in growth markets Periodic capital recycling Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Diversified Portfolio Note: As of 3/31/16 Geographic diversification (by rent) Property type diversification (by rent) 99 properties spread across 24 states GOOD Properties Target Markets Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

High Quality, Diversified Portfolio Industry diversification (based on rent) Top tenants % of rent % of SF 6% 3% 4% 9% 3% 1% 3% 1% 3% 5% 3% 1% All other tenants 78% 80% Note: As of 3/31/16 Portfolio is diversified across industries Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Consistent High Occupancy Note: As of 3/31/16 Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Limited Near-Term Renewal Risk Note: As of 3/31/16 Lease Expiration Schedule $ in thousands (Existing Portfolio) Year of Lease Expiration SF of Leases Expiring Number of Expiring Leases Q1 2016 Base Rental Revenue % of Base Revenue 2016 2,914 1 $26 0.1% 2017 402,357 7 476 2.3% 2018 354,133 3 341 1.6% 2019 304,237 3 673 3.3% 2020 1,048,800 12 3,030 14.7% 2021 684,418 10 2,094 10.1% 2022 395,943 7 1,524 7.4% 2023+ 7,569,269 55 12,493 60.5% Total 10,762,071 98 $20,657 100.0% 17 Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Portfolio average lease term is 8.3 years Lowest Future Turnover Among Competitors % of Total Annualized Rental Revenue Expiring Within 4 Years $368,000 37% $479,000 48% Source: Public filings. Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Financial Performance [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC]

Summary Historical Performance Total Revenue ($ in millions) Funds from Operations (Per Share)(1)(2) Total Distributions ($ in millions) Total Gross Assets ($ in millions) Includes a $5.3 million gain (or $0.30 per share) on debt extinguishment as a result of our Roseville, Minnesota deed-in-lieu transaction during the year ended December 31, 2014. Prior to 1Q16, diluted FFO available to common stockholders was not previously adjusted for the income impact of the assumed conversion of senior common stock, in accordance with ASC 260 ("Earnings per Share"). See the reconciliation of FFO to Net Income in the Appendix. Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Strong Record of Regular Distributions Historical Annual Common Dividend per Share Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Sound Capital Structure and Liquidity Current Capital Structure as of 3/31/2016 ($000) Liquidity Debt Maturity Schedule $110mm credit facility comprised of $85mm line of credit and $25mm term loan Minimal interest rate exposure because debt is either fixed rate or floating rate with a cap Reduced leverage to 54.0% in 2016 from 66.7% in 2009 (1) (2) Reflects 23.4mm fully diluted shares at an average stock price of $14.72 for Q1 2016. Reflects $94mm of market value of preferred securities based on average trading prices for Q1 2016 for each of the Series A, Series B and Series C preferred. Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Summary Historical Leverage Metrics Net Debt / Enterprise Value Net Debt Plus Preferred / Enterprise Value Fixed Charge Coverage(2) Net Debt / EBITDA (1) Note: Common Equity uses annual average closing prices and includes effect of convertible securities. (1) See the reconciliation of EBITDA to Net Income in the Appendix. (2) Fixed charges include interest expense and preferred dividends and excludes debt principal payments. Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Improving capital structure over time Total Enterprise Value ($000) 45.2% 34.9% 52.5% 65.0% 66.7% 58.9% 55.3% 56.7% 53.1% 52.9% 52.9% 37.0% CAGR N/A LTV (%) N/A 54.0% Note: Common Equity uses annual average closing prices and includes effect of convertible securities. Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Management [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC] [PIC]

Experienced Leadership Team David Gladstone, Chairman and CEO 25 years of experience Current Chairman and CEO of all four Gladstone funds, public companies #7, #8, #9 and #10 in his career Former Chairman of Allied Capital Commercial (REIT), Allied Capital and American Capital Former board member of Capital Automotive REIT MBA from Harvard Business School, MA from American University, BA from University of Virginia Bob Cutlip, President 25 years of experience Current President of the Company Former EVP of First Industrial Realty Trust where he directed the acquisition and development business activities in 26 markets in North America Former Regional EVP of Duke-Weeks Realty, responsible for operations of the Mid-Atlantic region Former Senior Vice President of Highwoods Properties, responsible the Mid-Atlantic markets Former National Chairman of National Association of Industrial and Office Properties MBA from University of Southern California, MS from Vanderbilt University, BSCE from U.S.A.F. Academy Danielle Jones, Chief Financial Officer 15 years of experience Currently CFO and Assistant Treasurer for the Company Previously CFO and Treasurer of Gladstone Land Former Corporate Accountant for Avalon Bay and American Express Tax & Business Services CPA with the Commonwealth of Virginia BBA from James Madison University Current Treasurer of the Company and Gladstone Land, Assistant Treasurer of Gladstone Capital and Gladstone Investment Former Regional Managing Director of Heavenrich & Co. Former Senior Vice President of Sunrise Senior Living Former Managing Director of Riggs Bank MBA from Duke University, BA from Colgate University Jay Beckhorn, Treasurer 25 years of experience Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Experienced Leadership Team (cont’d) Buzz Cooper, Senior Managing Director, South and Southeast Regions 25 years of experience Manages regional acquisition and asset management activities; over 14 years with Gladstone Former Principal of Allied Commercial Corporation REIT, where his responsibilities ranged from buying loans from RTC and banks to making real estate backed loans BA from Washington and Lee University Matt Tucker, Managing Director, Northeast and Midwest Regions 15 years of experience Manages regional acquisition and asset management activities; over 10 years with Gladstone Formerly held investment and advisory positions with Liquid Realty Partners, SG Capital Partners and Chase Securities Inc. MBA from University of Michigan Business School, AB from Princeton University Andrew White, Managing Director, Western Region 25 years of experience Manages regional acquisition and asset management activities; joined Gladstone in August of 2013 Formerly held senior positions with MetLife Real Estate Investments, ING Realty Partners, Berwind Property Group and MIG Real Estate MBA from University of California, BS from Drexel University Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Conclusion

Summary Highlights Significant cash flow coverage of preferred stock distributions Strengthened credit profile with leverage down to 54% and fixed charge coverage at 2.1x Credit neutral transaction as new preferred stock will be used to redeem existing issues Highly diversified portfolio across property types, geographies, tenants and industries Robust underwriting standards focused on tenant’s credit quality Proven investment strategy of long-term net leases matched with long-term debt Proactive management of the portfolio results in low vacancy (97.5% occupancy) Limited lease renewal risk with less than 4% of leases expiring from 2016-2019 Disciplined growth focused on diversification, credit tenants with solid balance sheet ü ü ü ü ü ü ü ü Note: As of 3/31/16 ü Gladstone Commercial Investment strategy Portfolio Financial performance Management Conclusion Overview

Appendix

Funds From Operations Funds from operations (“FFO”), as defined by The National Association of Real Estate Investment Trusts (NAREIT), is calculated to be equal to net income (loss) applicable to common shareholders, as defined by U.S. GAAP, excluding extraordinary items as defined by U.S. GAAP, gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization. FFO should be considered as a s supplemental measure of operating performance used by REITs. The Company believes that FFO is helpful to investors as one of several measures of the performance of a REIT. FFO excludes historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases. The items excluded from FFO are significant components in understanding the Company’s financial performance. FFO (i) does not represent cash flow from operations as defined by generally accepted accounting principles; (ii) should not be considered as an alternative to net income a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) is not an alternative to cash flow as a measure of liquidity. FFO, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

EBITDA Investors and analysts utilize earnings before interest, taxes, depreciation and amortization (“EBITDA”) as a supplemental measure for assessing and evaluating operating performance. While we believe net income available to common stockholders, as defined by accounting principles generally accepted in the United States of America (U.S. GAAP), is the most appropriate measure, we consider EBITDA, given its wide use by and relevance to investors and analysts, an appropriate supplemental performance measure. As a liquidity measure, EBITDA provides a tool to further evaluate the ability to incur and service debt and to fund dividends (common and preferred) and other cash needs. In addition, EBITDA is commonly used in various ratios, pricing multiples, yields and returns and valuation calculations used to measure financial position, performance and value. EBITDA does not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Additionally, EBITDA as calculated by us may not be comparable to similar titled measures of other companies. We define EBITDA as net income (loss) plus: (i) interest expense; (ii) taxes; (iii) depreciation & amortization; (iv) Series C preferred stock distributions; (v) impairment charges; and less: (i) gain on extinguishment of debt; (ii) gain on sale of real estate; and (iii) prepayment fee income.

Condensed Balance Sheet $ in thousands (3/31/2016 Unaudited)

Gladstone Commercial Corporation has filed a registration statement (File No. 333-208953) (including a prospectus dated February 1, 2016 and a preliminary prospectus supplement dated May 16, 2016) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or placement agent will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling CSCA Capital Advisors, LLC at 212-446-9177.